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

                                                                  EXHIBIT 11.2

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF DILUTED EARNINGS PER SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)


                                                  Fiscal Year Ended
                                       December 27,  December 28,  December 30,
                                          1997           1996          1995
                                       ------------  ------------  ------------

Net income                            $     24,690   $     18,925  $     24,962
                                      ============   ============  ============






Average number of common shares
    outstanding                             12,541         12,785        12,807

  Plus: Incremental shares from
    assumed exercise of stock
    options                                     39             46            91
                                      ------------   ------------  ------------
Average number of common shares
    and common share equivalents
    outstanding                             12,580         12,831        12,898
                                      ============   ============  ============

Diluted earnings per share            $       1.96   $       1.47  $       1.94
                                      ============   ============  ============
